Exhibit 10.32

FIRST AMENDMENT TO THE RETIREMENT AND CONSULTING AGREEMENT

This First Amendment (the “First Amendment”) is entered into and effective as of June 29, 2026, (the “Effective Date”), by and between Imunon, Inc., a Delaware corporation (the “Company”) and Khursheed Anwer (the “Consultant” or the “Executive”), and amends the Retirement and Consulting Agreement, dated February 4, 2026, by and between the Company and the Consultant (the “Consulting Agreement”). The Company and the Consultant are each referred to individually as a “Party” and together as the “Parties.” Capitalized terms not defined in this First Amendment shall have the meanings ascribed thereto in the Consulting Agreement.

WHEREAS, the Company and the Consultant are Parties to the Consulting Agreement; and WHEREAS, the Parties mutually wish to amend the Consulting Agreement;

NOW, THEREFORE, the Parties, in consideration of the promises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to amend the Consulting Agreement as follows:

1. Section 2(b) is deleted in its entirety and replaced with the following:

“2. Accrued Obligations; Retirement Benefits.

(b) Severance Payment. Subject to the release requirement described in Section 2(e) and Executive’s continued compliance with this Agreement and the PIA, Executive shall be entitled to receive continued payment of Executive’s current base salary from March 13, 2026 through March 13, 2027 (the “Salary Continuation Payments”). With respect to the foregoing payment that relates to the period of July 1, 2026 through the March 13, 2027. The portion of the Salary Continuation Payments attributable to the period from July 1, 2026 through March 13, 2027 shall be satisfied through the issuance of shares of the Company’s common stock, in lieu of cash, with a grant date of July 17, 2026. If the aggregate net proceeds actually received by Executive upon the sale of the shares issued pursuant to this Section are reduced by 5% or more from the value of such shares as of the grant date, the Company shall issue to Executive, as promptly as reasonably practicable, such additional number of shares of the Company’s common stock as is necessary to restore Executive’s aggregate net sale proceeds to an amount equal to the grant-date value of the original shares, subject to applicable law and the rules of Nasdaq.”

Except as set forth in this First Amendment, the Consulting Agreement is unaffected and shall continue in full force and effect in accordance with its respective terms. If there is any conflict between this First Amendment and the Consulting Agreement, the terms of this First Amendment will prevail.

IN WITNESS WHEREOF, Consultant has hereunto set Consultant’s hand and the Company has caused these presents to be executed in its name on its behalf, all as of the day and year set forth below.

Dated:	6/29/2026	/s/ Khursheed Anwer
Khursheed Anwer

Dated:	6/29/2026	/s/ Stacy Lindborg
Imunon, Inc.

		Name:	Stacy Lindborg
		Title:	CEO and President

Page 1 of 1